Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) PRESENTS AT THE 2020 BARCLAYS
GLOBAL CONSUMER STAPLES CONFERENCE;
REVISES AND NARROWS 2020 FULL-YEAR REPORTED DILUTED EPS FORECAST
TO RANGE OF $4.92 TO $4.99, VERSUS $4.84 TO $4.99 PREVIOUSLY,
REPRESENTING ADJUSTED DILUTED EPS RANGE OF $5.00 TO $5.07 AND
CORRESPONDING LIKE-FOR-LIKE CURRENCY-NEUTRAL GROWTH
OF APPROXIMATELY 3.5% TO 5.0%

NEW YORK, September 10, 2020 – Philip Morris International Inc.’s (NYSE: PM) Chief Financial Officer, Emmanuel Babeau, addresses investors today at the Barclays Global Consumer Staples Conference.
The presentation and Q&A session will be conducted in a virtual format, beginning at approximately 2:40 p.m. Eastern Time. A live video webcast of the entire PMI session will be available, in a listen-only mode, at www.pmi.com/2020barclays. Presentation slides will be available on the same site.
An archived copy of the webcast will be available at www.pmi.com/2020barclays until 5:00 p.m. Eastern Time on Friday, October 9, 2020. The archived webcast can also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application at www.pmi.com/irapp.
2020 FULL-YEAR FORECAST
PMI revises and narrows its 2020 full-year reported diluted EPS forecast to a range of $4.92 to $4.99, at prevailing exchange rates, versus the company’s prior forecast range of $4.84 to $4.99, provided on July 21, 2020. This primarily reflects the expectation of a stronger-than-anticipated performance in the third quarter, as described below.
Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.31 per share, asset impairment and exit costs of $0.04 per share, and a fair value adjustment for equity security investments of $0.04 per share, this forecast represents a projected increase of approximately 3.5% to 5.0% versus pro forma adjusted diluted EPS of $5.13 in 2019, as detailed in the below table.

2020 Full-Year Forecast

	Full-Year
	2020 Forecast	2019		Adj. Growth

Reported Diluted EPS	$4.92 – $4.99	$4.61
Tax items		(0.04)
Asset impairment and exit costs	0.04	0.23
Canadian tobacco litigation-related expense		0.09
Loss on deconsolidation of RBH		0.12
Russia excise and VAT audit charge		0.20
Fair value adj. for equity security investments	0.04	(0.02)
Adjusted Diluted EPS	$5.00 – $5.07	$5.19
Net earnings attributable to RBH		(0.06)	(a)
Adjusted Diluted EPS	$5.00 – $5.07	$5.13	(b)
Currency	0.31
Adjusted Diluted EPS, excluding currency	$5.31 – $5.38	$5.13	(b)	~ 3.5% – 5.0%

(a) Net reported diluted EPS attributable to RBH from January 1, 2019 through March 21, 2019. (b) Pro forma.

2020 Third-Quarter Assumption
Excluding an unfavorable currency impact, at prevailing exchange rates, of approximately $0.07 per share, PMI now expects third-quarter reported diluted EPS to be broadly in line with the company's third-quarter 2019 adjusted diluted EPS of $1.43.¹
Compared to the company’s prior assumption provided in July, this notably reflects the impact of better-than-anticipated (i) industry volume trends in certain markets (including the EU, the Philippines and Turkey) and (ii) pricing in Japan. The company also now anticipates a benefit from certain timing factors (mainly related to inventory movements) that are expected to reverse in the fourth quarter.
PMI is scheduled to report its third-quarter 2020 earnings results on Tuesday, October 20th.
2020 Full-Year Forecast Assumptions
The assumptions underlying this forecast remain unchanged versus those communicated by PMI in its earnings release of July 21, 2020, with the following exceptions:

•	Reported diluted EPS in the third quarter and related drivers, as described above;

•
Lack of near-term recovery in PMI's duty-free business given the uncertain outlook for global travel, with current dynamics persisting at least through the fourth quarter, compared to the third quarter assumed previously;

•	Full enforcement of minimum retail selling price requirements in Indonesia during the fourth-quarter 2020 at the earliest, compared to September 2020 at the earliest assumed previously; and

•	An effective tax rate, excluding discrete tax events, of approximately 22%, which is at the lower end of the 22% to 23% range assumed previously.

¹ Third-quarter 2019 adjusted diluted EPS of $1.43 reflects reported diluted EPS of $1.22 plus the exclusion of asset impairment and exit costs ($0.01 per share) and the Russia excise and VAT audit charge ($0.20 per share).

This forecast excludes the impact of any future acquisitions, unanticipated asset impairment and exit cost charges, future changes in currency exchange rates, further developments related to the U.S. Tax Cuts and Jobs Act, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), any unusual events, and any COVID-19-related developments different from the assumptions underlying the company's forecast.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Forward-Looking and Cautionary Statements
This press release, the presentation and related discussion contain projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which will adversely impact our business, results of operations, cash flows and financial position during the continuation of the pandemic. Our business continuity plans and other safeguards in place may not be effective to mitigate the impact of the pandemic. Currently, significant risks include our diminished ability to convert adult smokers to our RRPs, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the COVID-19 outbreak. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-

based regulatory frameworks for the development and commercialization of RRPs or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products, the willingness of adult consumers to switch to our RRPs and our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of RRPs.
The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the outbreak, its recurrence in our key markets, actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2020. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

Philip Morris International: Delivering a Smoke-Free Future

Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products and associated electronic devices and accessories, and other nicotine-containing products in markets outside the United States. In addition, PMI ships a version of its IQOS Platform 1 device and its consumables authorized by the U.S. Food and Drug Administration to Altria Group, Inc. for sale in the U.S. under license. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free IQOS product portfolio includes heat-not-burn and nicotine-containing vapor products. As of June 30, 2020, PMI estimates that approximately 11.2 million adult smokers around the world have already stopped smoking and switched to PMI's heat-not-burn product, available for sale in 57 markets in key cities or nationwide under the IQOS brand. For more information, please visit www.pmi.com and www.pmiscience.com.

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